As filed with the Securities and Exchange Commission on August 22, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Pennsylvania	23-6216339
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Bellevue 200 S. Broad Street Philadelphia, Pennsylvania	19102
(Address of principal executive offices)	(Zip Code)

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

SECOND AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

(Full title of the plan)

Bruce Goldman

Executive Vice President and General Counsel

Pennsylvania Real Estate Investment Trust

The Bellevue, 200 S. Broad Street

Philadelphia, Pennsylvania 19102

(Name and address of agent for service)

(215) 875-0700

(Telephone number, including area code, of agent for service)

Copies to:

Howard A. Blum

Robert C. Juelke

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103

(215) 988-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares of Beneficial Interest, par value $1.00 per share, under the Second Amended and Restated 2003 Equity Incentive Plan	1,750,000	$14.81	$25,917,500	$2,970

(1)	In the event of a share split, share dividend or similar transaction involving the registrant’s shares, in order to prevent dilution, the number of shares registered automatically shall be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices for the registrant’s common shares as reported by the New York Stock Exchange on August 21, 2012, which date was within five business days of the date of this filing.

TABLE OF CONTENTS

PART I
PART II
Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE
Item 4. DESCRIPTION OF SECURITIES
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Item 7. EXEMPTION FROM REGISTRATION CLAIMED
Item 8. EXHIBITS
Item 9. UNDERTAKINGS
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 23.1

STATEMENT

This Registration Statement on Form S-8 is filed by Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Registrant”), to register 1,750,000 common shares, par value $1.00 per share, issuable under the Pennsylvania Real Estate Investment Trust Second Amended and Restated 2003 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange Commission, or SEC, and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this registration statement certain information we file with the SEC, which means that we may disclose important information in this registration statement by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the shares covered by this registration statement is completed; provided, however, that we are not incorporating by reference any documents or information furnished and not filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•

our Current Reports on Form 8-K or amendments thereto filed with the SEC on March 23, 2012, April 12, 2012, April 19, 2012, April 20, 2012, April 27, 2012, June 12, 2012, August 16, 2012 and August 21, 2012; and

•

the description of our common shares contained in our Registration Statement on Form 8-A dated December 17, 1997, and all amendments or reports filed with the SEC for the purpose of updating such description.

ITEM 4.	DESCRIPTION OF SECURITIES

Not required.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Trust Agreement, as amended, provides that:

•	no trustee shall be personally liable to any person or entity for any of our acts, omissions or obligations;

•

no trustee shall be personally liable for monetary damages for any action, or any failure to act, except to the extent a Pennsylvania business corporation’s director would remain liable under the provisions of Section 1713 of the Pennsylvania Business Corporation Law; and

•

no officer who performs his duties in good faith, in a manner reasonably believed to be in our best interests and with the care, skill and diligence a person of ordinary prudence would use will be liable by reason of having been an officer.

Pennsylvania law permits, and the our Trust Agreement and by-laws provide, that every trustee and officer is entitled as of right to be indemnified by us against reasonable expenses (including attorney’s fees) and any liability, loss, judgment, excise tax, fine, penalty, or settlement such person pays or incurs in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, whether brought by or in our right or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a trustee or officer or because the person is or was serving in any capacity at our request as a trustee, director, officer, employee, agent, partner, fiduciary or other representative of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other entity provided, however, that:

•	no right of indemnification will exist with respect to an action brought by a trustee or officer against us; and

•

no indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness.

The right to indemnification is contractual in nature and includes the right to be paid in advance the expenses incurred in connection with any proceedings; provided, however, that advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of the applicable trustee or officer to repay all amounts so advanced if it is determined ultimately that the applicable trustee or officer is not entitled to indemnification under our Trust Agreement.

In addition, our Trust Agreement and Pennsylvania law permit our Company to provide similar indemnification to employees, agents and other persons who are not trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in our Company’s right to procure a judgment in our favor and requires indemnification in certain cases where the trustee or officer is the prevailing party. Certain of the employment agreements our Company has entered into with its officers provide the officer indemnification. Generally, these contracts require us to indemnify the officer to the fullest extent permitted under our Trust Agreement.

The limited partnership agreement for our operating partnership also provides for indemnification of our Company, its trustees and its officers for any and all actions with respect to our operating partnership, provided, however, that our operating partnership will not provide indemnity for:

•	willful misconduct or knowing violation of the law;

•	any transaction where the covered person received an improper personal benefit in violation or breach of our operating partnership’s limited partnership agreement;

•	any violation of our operating partnership’s limited partnership agreement; or

•	any liability the person may have to our operating partnership under certain specified documents.

Currently, our Company maintains directors’ and officers’ liability insurance for its trustees and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

4.1	Pennsylvania Real Estate Investment Trust Second Amended and Restated 2003 Equity Incentive Plan, filed as Exhibit 10.3 to PREIT’s Current Report on Form 8-K filed on June 12, 2012, is incorporated by reference herein.

5.1	Opinion of Drinker Biddle & Reath LLP regarding the legality of the common shares being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page of this Registration Statement).

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on August 22, 2012.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Joseph F. Coradino
Joseph F. Coradino
Chief Executive Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Bruce Goldman and Robert F. McCadden, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue of the power of attorney granted hereby.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph F. Coradino	Chief Executive Officer and	August 22, 2012
Joseph F. Coradino	Trustee (principal executive officer)

/s/ Robert F. McCadden	Executive Vice President and Chief	August 22, 2012
Robert F. McCadden	Financial Officer (principal financial officer)

/s/ Jonathen Bell	Senior Vice President and Chief	August 22, 2012
Jonathen Bell	Accounting Officer (principal accounting officer)

/s/ Ronald Rubin	Trustee	August 22, 2012
Ronald Rubin

/s/ George F. Rubin	Trustee	August 22, 2012
George F. Rubin

/s/ Edward A. Glickman	Trustee	August 22, 2012
Edward A. Glickman

/s/ Stephen B. Cohen	Trustee	August 22, 2012
Stephen B. Cohen

/s/ M. Walter D’Alessio	Trustee	August 22, 2012
M. Walter D’Alessio

/s/ Rosemarie B. Greco	Trustee	August 22, 2012
Rosemarie B. Greco

/s/ Leonard I. Korman	Trustee	August 22, 2012
Leonard I. Korman

/s/ Ira M. Lubert	Trustee	August 22, 2012
Ira M. Lubert

/s/ Donald F. Mazziotti	Trustee	August 22, 2012
Donald F. Mazziotti

/s/ Mark E. Pasquerilla	Trustee	August 22, 2012
Mark E. Pasquerilla

/s/ John J. Roberts	Trustee	August 22, 2012
John J. Roberts

EXHIBIT INDEX

Exhibit Number	Description

4.1	Pennsylvania Real Estate Investment Trust Second Amended and Restated 2003 Equity Incentive Plan, filed as Exhibit 10.3 to PREIT’s Current Report filed on Form 8-K on June 12, 2012, is incorporated by reference herein.

5.1	Opinion of Drinker Biddle & Reath LLP regarding the legality of the common shares being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page of this Registration Statement).